Exhibit 10.37

FRAMEWORK AGREEMENT

by and between

LANZATECH, INC.

as Developer,

and

BGTF LT AGGREGATOR LP

as Investor

Dated as of October 2, 2022

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Appendices
Appendix A	Investment Criteria
Appendix B	FID Package Deliverables
Appendix C	Project Representations
Appendix D	Performance Incentive Payments

Schedules

Schedule I	Proven Feedstock
Schedule II	Schedule of Fees

Exhibits
Exhibit A	Form of FID Notice
Exhibit B	Form of Preliminary Notice
Exhibit C	Form of Approval Notice
Exhibit D	Form of Rejection Notice
Exhibit E	Form of Non-Compliance Notice
Exhibit F	Form of Non-Conforming Project Approval Notice

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FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (this “Agreement”) dated as of October 2, 2022 (the “Effective Date”), is by and between LANZATECH, INC. (“Developer”) and BGTF LT AGGREGATOR LP (“Investor”), each a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, Developer develops Projects (as defined below) that employ Carbon Capture and Transformation Technology (as defined below);

WHEREAS, Investor desires to invest in Projects that employ Carbon Capture and Transformation Technology and that satisfy certain Investment Criteria (as defined below);

WHEREAS, with respect to Projects  acquired by Investor or its Affiliates (as defined below), the Parties have agreed that a specified percentage of free cash flow generated by such Projects will be shared by Investor with Developer, with the amount of such sharing determined in accordance with an agreed hurdle-based return waterfall (as set forth in more detail in Appendix D);

WHEREAS, concurrently with the execution and delivery of this Agreement, Investor has invested $50,000,000 in a Simple Agreement for Future Equity issued by LanzaTech NZ, Inc. (the “SAFE”); and

WHEREAS, in consideration of the sharing of free cash flow generated by Projects acquired by Investor or its Affiliates, Developer has agreed to grant Investor certain rights as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions.  The following terms when used in this Agreement shall have the meanings set forth in this Section 1.1:

“Acquisition” means, for each Project, the purchase of such Project by Investor or its Affiliate designee.

“Affiliate” of a specified Person means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alliance Agreement” means that certain Amended and Restated Alliance Agreement dated February 15, 2022, by and between LanzaTech NZ, Inc., a company organized and existing under the laws of Delaware and Mitsui & Co., Ltd. as amended pursuant to an Amendment No. 1 to Amended and Restated Alliance Agreement dated March 24, 2022 and an Amendment No. 2 to Amended and Restated Alliance Agreement dated October 2, 2022 (and without giving effect to any subsequent amendments except to the extent the same expand Investor’s rights hereunder).

“Alternative Transaction” means [***].

“Anti-Money Laundering Laws” means any applicable Law relating to money laundering, including, without limitation, the USA PATRIOT Act of 2001.

“Approval Notice” has the meaning set forth in Section 3.4(c)(i).

“Approved Project” has the meaning set forth in Section 3.4(d).

“Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

“CAPEX Budget” means, with respect to any Project, the projected amount of Capital Costs for such Project from FID to achieving Commercial Operation, in form and substance satisfactory to Investor.

“Capital Costs” means, with respect to any Project, the cost of the development, design, engineering, acquisition, equipping, construction, assembly, inspection, testing, completion, and startup of such Project following FID in order for it to commence Commercial Operation, including, without duplication: (a) all amounts payable under the Material Project Documents for such Project; (b) financing, advisory, engineering, accounting, financial, consulting, legal and other fees; and (c) all other costs reasonably required for such Project to reach Commercial Operation.

“Carbon Capture and Transformation Technology” means carbon capture and utilization or transformation technologies or solutions employing Developer’s or its Affiliates’ gas fermentation processes that use feedstocks containing carbon dioxide, hydrogen and/or carbon monoxide (including, but not limited to, waste emissions from steel, oil refining, and ferroalloy industries, gasified municipal solid waste, agricultural wastes, and reformed biogas) to produce end products such as ethanol and other chemicals.

“Commercial Operation” means, with respect to any Project, that (a) the construction and installation of such Project has been completed and such Project is ready for commercial operation in compliance with all applicable Laws and Project Permits, and (b) such Project shall have successfully passed all commercial operation tests at a level that demonstrates reasonable likelihood to achieve the operating parameters described in the Financial Model.

“Confidential Information” means information disclosed under the Mutual Confidentiality Agreement or on or after the Effective Date by or at the direction or request of Investor, its Affiliates or its and its Affiliates’ respective Representatives or Developer, its Affiliates or its and its Affiliates’ respective Representatives to the other Party, its Affiliates or any Representatives of the other Party or its Affiliates in writing, electronically, verbally or through visual means including tours, together with all reports, analyses, summaries, interpretations, compilations, forecasts, notes, data, studies and other documents and materials in whatever form maintained, whether prepared by either Party, its Affiliates or its and its Affiliates’ respective Representatives, to the extent that they contain or reflect any such information. Failure to mark or identify Confidential Information as “Confidential” or “Proprietary” does not preclude disclosed information from being Confidential Information if the receiving Party, Affiliate or Representative knew or reasonably should have known that it was Confidential Information, it being the intention of the Parties that all information disclosed under the Mutual Confidentiality Agreement or on or after the Effective Date by the Parties in connection with this Agreement shall be considered confidential and subject to the protection of this Agreement, subject only to the exceptions contained in this Agreement.

Notwithstanding the foregoing, Confidential Information shall not include information that (a) is or becomes generally available to the public other than as a result of act or failure to act by a Party, its Affiliates or its and its Affiliates’ respective Representatives in contravention of this Agreement; (b) is obtained by the receiving Party or its Affiliates on a non-confidential basis prior to its disclosure by the disclosing Party, its Affiliates or its or its Affiliates’ respective Representatives from a source other than the disclosing Party, its Affiliates or its and its Affiliates’ respective Representatives; (c) was developed by the receiving Party, its Affiliates or its and its Affiliates’ respective Representatives independently of and without reference to any information communicated by the disclosing Party, its Affiliates or its and its Affiliates’ respective Representatives to the receiving Party, its Affiliates or its and its Affiliates’ respective Representatives, or (d) was communicated by a Party, its Affiliates or its and its Affiliates’ respective Representatives to an unaffiliated third party free of any obligation of confidence.

“Construction Management Agreement” means, with respect to any Project, a contract regarding the construction thereof in form and substance satisfactory to Investor (and with fees no higher than those set forth in Schedule II).

“Control” means (a) [***], or (b) having beneficial ownership, directly or indirectly, of [***], computed on a fully diluted basis, of the voting equity interests of a Person.  The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Coordination Meeting” has the meaning set forth in Section 3.1(b).

“Developer” has the meaning set forth in the Preamble.

“Development Pipeline” means all Projects where Developer is solely or jointly responsible for obtaining or providing equity financing, except any Project which pursuant to Section 2.2 is not subject to Section 2.1.

“Development Pipeline Report” means a report in form and substance satisfactory to Investor which sets forth information regarding the status of the Development Pipeline, including information regarding anticipated project schedules, status of key Investment Criteria, financial information about projects and information regarding Novel Feedstock Projects sufficient for Investor to determine the likelihood of investment in future Projects using such Feedstock.

“Diligence Period” means, in each case with respect to a Project, the period beginning with the delivery of an FID Notice and ending on the earlier of (a) the end of the Preliminary Period, if Investor fails to deliver to Developer a Preliminary Notice prior thereto, (b) the delivery (or deemed delivery) of an Investor Notice, and (c) the date which is [***] after the delivery of such FID Notice, as the same may be extended by mutual agreement of the Parties.

“Dispute” has the meaning set forth in Section 8.1(a).

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Project” means any Project that meets the Investment Criteria.

“Environmental Laws” means applicable Laws pertaining to:  (a) the protection of the environment (including all air, surface water, groundwater, sediment or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources); (b) the presence, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or release of any Hazardous Material, or worker health and safety as it relates to exposure to Hazardous Materials; (c) any adverse impacts or damage to natural resources (including protection of species formally listed or designated under applicable Law as threatened or endangered); (d) protection of cultural or historic resources; or (e) occupational health and safety as it relates to exposure to Hazardous Materials.

“Equity Funding” means, with respect to any Project, the amount of the total projected Capital Costs through commercial operation of such Project to be funded by way of capital contributions by Investor and/or its Affiliates (as specified in the agreed Financial Model), taking into consideration the debt commitments indicated in the applicable Project Financing Indication; provided that if the Project Financing Indication for such Project provides for debt financing representing greater than [***] of the total projected Capital Costs as of FID, then the Equity Funding amount for such Project shall be considered to be [***] of the total projected Capital Costs as of FID in the applicable Financial Model solely for purposes of calculating the Non-Repayable Amount (as defined in the SAFE).  The final amount of Equity Funding for a Project shall be determined following receipt of the Project Financing Indication.

“Equity IRR” has the meaning set forth in Appendix D.

“Equity IRR at FID” means, as of FID, the modeled forecast of internal rate of return, on a post-tax basis, compounded annually, to Investor with respect to the applicable Project calculated for the period commencing on the Acquisition date of such Project and ending upon the forecasted end of the useful life of such Project, based upon the amount and timing of all equity investments

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NTD:  Development Pipeline Report will set forth information regarding the status of the Development Pipeline, including information regarding anticipated project schedules, status of key Investment Criteria and financial information about projects.  The Report will include information regarding Novel Feedstock Projects sufficient for Brookfield to determine they are likely in want to invest in future Projects using such Feedstock. Form to be provided by Brookfield.

in such Project (including the Purchase Price and all Equity Funding), and all cash distributed or available for distribution (after, for the avoidance of doubt, payment of all operating and maintenance expenses and debt service), in each case, determined in accordance with the agreed Financial Model for such Project. Equity IRR at FID shall be calculated by taking into consideration the applicable Project Financing Indication ([***]), but excluding any Project Financing or other indebtedness incurred in respect of such Project subsequent to Investor’s approval of such Project for investment.

“Exclusivity Undertaking” has the meaning set forth in Section 2.1.

“Feedstock” means the applicable feedstock on which a Project relies to produce its applicable output, including, but not limited to, gas, gases or other organic materials containing carbon dioxide, hydrogen and carbon monoxide and any waste emissions, including any such emissions from steel, oil refining, and ferroalloy industries, gasified municipal solid waste, agricultural wastes, and reformed biogas.

“Feedstock Contract” has the meaning set forth in Appendix A.

“FID” means, with respect to any Project, the date on which Developer believes the Investment Criteria have been achieved or has determined that they are not achievable but that such Project is ready for construction financing.

“FID Notice” has the meaning set forth in Section 3.3(a).

“FID Package” has the meaning set forth in Section 3.3(a).

“Financial Model” means the project development and operational financial forecast model, in form and substance reasonably acceptable to Investor, developed in Microsoft Excel used to determine the economic feasibility of a specific project opportunity that is presented on a monthly basis, or other regular timeframe agreed by the parties, that specifies the project’s total installed cost, development timeline and associated funding requirements, construction timeline and associated funding requirements, all project input and output operating assumptions that are agreed to in the project’s key project documents and agreements, which include but are not limited to [***], and includes [***].

“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration by or with any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

“Governmental Authority” means any governmental department, tax authority, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Hazardous Materials” means (a) any petroleum, petroleum constituents, petroleum products or petroleum by-products, flammable, ignitable, corrosive or explosive substances or materials, radioactive materials, bio hazardous materials, greenhouse gases, asbestos in any form that is or could become friable, urea formaldehyde, pesticides, radon, mold or polychlorinated biphenyls (PCBs), (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “pollutants,” “contaminants,” “regulated substances,” “toxic materials,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law, and (c) any other chemical or other material or substance for which liability or standards of conduct may be imposed by, any Governmental Authority under any applicable Environmental Law.

“Highly Sensitive Trade Secrets” has the meaning set forth in Section 9.1(b).

“Historical Costs” means, with respect to each Project, the historical development costs incurred by Developer, as evidenced by its books and records or as documented in services agreements at third-party standard hourly rates (with no additional markups), between Developer and the applicable Project Company for such Project (or other evidence reasonably accepted by Investor) made available to Investor, for such Project to reach FID, in all cases solely to the extent the same would be capitalized in accordance with GAAP, plus third-party financing costs to get such Project to FID; provided, that any general and administrative costs of Developer shall not account for greater than [***] of the Historical Costs of such Project; provided, further, that Historical Costs shall not include any research and development costs or success fees.

“Initial Term” has the meaning set forth in Section 7.1.

“Investment Criteria” means the criteria set forth in Appendix A.

“Investor” has the meaning set forth in the Preamble.

“Investor Notice” means any of the Approval Notice, Rejection Notice, Non-Compliance Notice or Non-Conforming Project Approval Notice.

“IP License Agreement” means, with respect to any Project, a contract regarding the licensing of all necessary intellectual property of Developer and its Affiliates not provided pursuant to the Construction Management Agreement, in form and substance satisfactory to Investor (and with fees no higher than those set forth in Schedule II).

“Law” means any treaty, constitution, law, statute, ordinance, rule, order, permit, decree, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Project Documents” means [***].

“Mitsui” means Mitsui & Co., Ltd.

“Mutual Confidentiality Agreement” means [***]

“Non-Compliance Notice” has the meaning set forth in Section 3.4(c)(iii).

“Non-Conforming Project Approval Notice” has the meaning set forth in Section 3.4(c)(iv).

“Notice” has the meaning set forth in Section 10.1(a).

“Novel Feedstock” means any Feedstock and/or associated processes that (a) [***], and (b) [***].

“Novel Feedstock Project” means any Project that meets the Investment Criteria, but the Feedstock and/or associated processes for such Project is Novel Feedstock.

“O&M Agreement” means, with respect to any Project, a contract regarding the operation and maintenance thereof in form and substance satisfactory to Investor (and with fees no higher than those set forth in Schedule II).

“O&M Budget” means, with respect to any Project, the projected amount of operations and maintenance expenditures for such Project, in form and substance satisfactory to Investor.

“Offtake Contract” has the meaning set forth in Appendix A.

“Offtaker” means the Person or Persons who are the revenue sources for a Project, whether through a fuel supply contract, a tolling arrangement, any other agreement to purchase the output of a Project or otherwise.  Developer may be an Offtaker.

“Originator” means initially, the Person who originates, and thereafter the Person who continuously pursues, the development of a Project.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Performance Incentive Payments” has the meaning set forth in Appendix D.

property; and (d) Liens affecting a landlord’s interest in property leased to such Project Company subject to a financeable non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected.

“Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal entity, or any Governmental Authority.

“Preliminary Notice” has the meaning set forth in Section 3.4(a).

“Preliminary Period” has the meaning set forth in Section 3.4(a).

“Project” means a project to construct a commercial production facility (and not a demonstration facility) employing Carbon Capture and Transformation Technology that Developer or its Affiliates is developing or otherwise pursuing in the Territory.

“Project Company” means, for each Project, an entity that wholly-owns (or upon Acquisition will wholly-own) such Project.

“Project Financing” means non-recourse financing from [***], or other lenders mutually agreed by the Parties, with market rate pricing (determined by reference to prevailing rates for Project Financings in the applicable jurisdiction, if available) and with terms customary for the applicable market and reasonably acceptable to Investor.

“Project Financing Indication” means a non-binding commitment or indication of Project Financing terms provided to Investor or its Affiliate designee by [***], or other lenders mutually agreed by the Parties, on the basis of the FID Package, providing for debt financing of at least [***] of the total projected Capital Costs of the applicable Project as of FID.

“Project Permit” means any permit, license, authorization, plan, directive, consent order, approval, registration, exemption or consent decree of or from any Governmental Authority for a Project.

“Project Representations” has the meaning set forth in Appendix C.

“Proven Feedstock” means any Feedstock and/or associated processes that either (a) [***], or (b) [***].  For the avoidance of doubt, the Parties agree that as of the Effective Date, the Feedstock listed on Schedule IV constitute Proven Feedstock.

“Purchase Agreement” means, with respect to any Project,, a Purchase and Sale Agreement in form and substance satisfactory to Investor.

“Purchase Price” has the meaning set forth in Section 3.5(b).

“Rejection Notice” has the meaning set forth in Section 3.4(c)(ii).

“Renewal Term” has the meaning set forth in Section 7.2.

“Representatives” has the meaning set forth in Section 2.1.

“Required Insurance” means with respect to each Project, those insurance policies necessary for such Project to begin development and construction.

“SAFE” has the meaning set forth in the Recitals.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United States (including without limitation the Office of Foreign Assets Control of the U.S. Department of the Treasury), Canada, the United Kingdom, the European Union and member states thereof, the United Nations Security Council, and any other applicable Governmental Authority.

“Site Control Documents” means, with respect to each Project, all agreements and instruments granting any real property interest required for the construction, operation or maintenance of such Project.

“Term” has the meaning set forth in Section 7.2.

“Territory” means the European Union, the United Kingdom, the United States of America, Canada or Mexico.

“Trade Secrets” means any information qualifying as a trade secret under either 18 U.S.C § 1839 or the laws of the State of New York.

Section 1.2Headings and Table of Contents.  The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

Section 1.3Interpretation.  In this Agreement, unless the context otherwise requires:

(a)words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

(b)the words “include,” “includes,” “including,” or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)references to any Person include such Person’s successors and permitted assigns;

(d)any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

(e)any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

(f)in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day;

(g)except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency;

(h)the words “herein,” “hereof,” “hereby” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety, not to any particular article or section hereof and not to any particular provision hereof, except where the context otherwise requires; and

(i)all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement, unless otherwise indicated.

ARTICLE II

EXCLUSIVITY

Section 2.1Exclusivity.  Developer agrees that, throughout the Term, (a) it shall, and shall cause its Affiliates and its and its Affiliates’ respective directors, officers, general partners, managers, employees, agents, financing sources or advisors (including, without limitation, investment bankers, accountants and legal counsel) (“Representatives”), to immediately cease all existing negotiations, if any, in respect of any Alternative Transaction; (b) it shall not, and shall cause its Affiliates not to, and shall not authorize its and its Affiliates’ respective Representatives to, take any action to, directly or indirectly, initiate, solicit or engage in any negotiations or otherwise knowingly cooperate with or assist or participate in any effort in respect of any Alternative Transaction; and (c) it shall offer, or cause to be offered, each Project in the Development Pipeline to Investor in accordance with this Agreement; provided that nothing herein shall prohibit Developer from submitting or obligate Developer to submit projects not in the Development Pipeline to Investor (clauses (a) through (c) being, collectively, the “Exclusivity Undertaking”).

Section 2.2Certain Exceptions.  Notwithstanding Section 2.1, the Exclusivity Undertaking shall not apply to:

(a)Novel Feedstock Projects that rely on the same Feedstock, if Developer has received (or is deemed to have received) a Rejection Notice from Investor in respect of [***] such Novel Feedstock Projects relying on the same Feedstock;

(b)any Project with respect to which Developer has received (or is deemed to have received) a Rejection Notice or, in accordance with Section 3.4(c)(iii), a second Non-Compliance Notice from Investor;

(c)solely to the extent required by the Alliance Agreement, any Project where Mitsui is afforded rights inconsistent with the Exclusivity Undertaking (it being understood that such rights as of the Effective Date are only with respect to those Projects where the applicable Originator, Feedstock provider or Offtaker has in writing indicated an intention to own [***] or more of the equity of such Project and not subsequently altered such intention such that it intends to own less than [***] of the equity of such Project), provided, that, if at any time Mitsui determines or is deemed to have determined not to provide equity financing for such Project, such Project shall become subject to Section 2.1, subject to the provisions of Section 2.2; or

(d)

(e)any Project with respect to which Investor has given written notice of its intention not to invest in such Project pursuant to Section 3.4(g).

For the avoidance of doubt, nothing in Sections 2.1 and 2.2 shall prohibit Developer or its Affiliates from licensing its intellectual property.

Section 2.3Additional Agreements.  In addition to the Exclusivity Undertaking,

(a)any Project where an Originator, Feedstock provider or an Offtaker (in each case, other than Developer or any of its Affiliates) is itself arranging or running a process to arrange financing for a Project and has invited Developer or any of its Affiliates to submit a funding proposal for such Project,  Developer shall, and shall cause its Affiliates to, only participate in such process with Investor as the sole equity financing partner, on economic terms consistent with this Agreement unless otherwise agreed by Investor;

(b)notwithstanding Section 2.2, (i) if the applicable Originator, Feedstock provider or Offtaker of a Project has in writing indicated an intention to own [***] or more of the equity of such Project, then the terms of the Alliance Agreement shall apply; and (ii) upon and following the earlier of (A) [***] after the date Mitsui is notified of such Project pursuant to the Alliance Agreement if Mitsui has not agreed within such [***] to provide equity financing for such Project pursuant to the Alliance Agreement or (B) Mitsui determining not to provide equity financing for such Project, Developer shall (or shall cause its applicable Affiliate to):

(i)introduce Investor and its Affiliates to the Originator, Feedstock provider or Offtaker, as applicable, as a potential equity financing partner for such Project and not introduce any other potential equity financing partner, and

(ii)provide Investor with reasonable, non-confidential updates on the status of such Project through FID of such Project.

Section 2.4Termination of Exclusivity.  The Exclusivity Undertaking by Investor shall terminate and be of no further force or effect prior to the end of the Term upon the earlier of (a) the aggregate Equity Funding in respect of Projects acquired by Investor or its Affiliates is at least $500,000,000, provided that the Exclusivity Undertaking shall not terminate unless Investor notifies Developer in writing that it no longer will comply with its obligations under Section 5.1, (b) Investor having provided (or is deemed to have provided) a Rejection Notice in respect of any [***] Eligible Projects in any [***] period (for the avoidance of doubt, any Project for which Investor provides a Non-Conforming Project Approval Notice shall not count towards such [***] Projects), and (c) the [***] anniversary of the date of this Agreement.

ARTICLE III

PROJECT PRESENTATION, EVALUATION AND ACQUISITION

Section 3.1Development Pipeline Coordination.

(a)Developer shall use commercially reasonable efforts to, no later than [***] after the end of each calendar quarter, provide Investor with (i) an updated Development Pipeline Report, (ii) an emissions offset report, in form and substance reasonably satisfactory to Investor, and (iii) such additional information regarding the business, financial, legal or corporate affairs of Developer (solely to the extent such requested information relates directly to Projects in the Development Pipeline) or regarding the Development Pipeline, as Investor may reasonably request.

(b)The Parties shall meet, either in-person or telephonically, [***] to discuss the status of the Development Pipeline and Developer’s anticipated schedule for Projects in the Development Pipeline (each such meeting, a “Coordination Meeting”).  Each such Coordination Meeting shall include discussion regarding:

(i)[***];

(ii)[***];

(iii)[***];

(iv)[***];

(v)[***]; and

(vi)[***].

(c)Notwithstanding anything to the contrary set forth herein, Developer shall not be obligated to provide Investor or its Affiliates information (i) that Developer reasonably determines in good faith to be a trade secret of Developer, or (ii) the disclosure of which could adversely affect the attorney-client privilege between Developer or any of its Affiliates and its counsel and that would not reasonably be expected to be information owned by Investor upon Acquisition of the Project.  Developer may decline to provide information subject to the attorney-client privilege that it reasonably determines is highly sensitive until (i) Investor has executed an appropriate common interest agreement (or similar agreement intended to protect the attorney-client privilege) and (ii) such Project is an Approved Project.  Prior to Developer disclosing information it considers material non-public information about Developer or its Affiliates (other than the Project), it may require Investor acknowledge that such information is material non-public information regarding Developer and that Investor shall treat it accordingly.

(d)Developer shall reasonably consider Investor perspectives and requests regarding topics discussed during Coordination Meetings, and shall provide Investor with the opportunity to review and comment on contracts and permits relating to Projects in the Development Pipeline.

(e)Notwithstanding anything to the contrary set forth herein, Developer shall not be obligated to provide any information to Investor or its Affiliates after the Exclusivity Undertaking by Investor has terminated upon the expiration of the Term or pursuant to Section 2.3, whichever is earlier.

Section 3.2Developer Efforts; Facilitation of Acquisitions.  Developer shall use commercially reasonable efforts to:

(a)present Investor with Eligible Projects that over the Term and in the aggregate require Equity Funding of at least $500,000,000;

(b)subject to Section 9.3, promote Investor as the preferred source of capital to customers that, in Developer’s reasonable judgment, are likely to need third-party funding to develop, construct and own Projects in the Development Pipeline;

(c)not develop Projects that are not excluded from the Exclusivity Undertaking pursuant to Section 2.2, in a manner that is intended to frustrate Investor’s rights under this Agreement;

(d)provide a dedicated team to work on Projects in the Development Pipeline; and

(e)cause each Approved Project to be owned by a Project Company.

Section 3.3FID.

(a)Upon FID of any Project in the Development Pipeline, Developer shall, and upon FID of any other Project, Developer may, deliver a written notice to Investor in substantially the form of Exhibit A (such notice, an “FID Notice”) and simultaneously therewith shall provide Investor with all deliverables listed on Appendix B (together with the FID Notice, the “FID Package”).

(b)During the Diligence Period in respect to such Project, Developer shall:

(i)grant reasonable access to Investor and its Affiliate designees to the Project site; and

(ii)provide such assistance to Investor as Investor may reasonably request in connection with Investor’s due diligence of such Project.

Section 3.4Investor Notices.

(a)Not more than [***] after receipt of the FID Notice (the “Preliminary Period”), Investor shall deliver to Developer a notice giving a preliminary indication of interest or rejection of such Project in substantially the form of Exhibit B (such notice, a “Preliminary Notice”).

(b)If Investor indicates in the Preliminary Notice that it is interested in continuing due diligence on such Project, Investor shall, during the remainder of the Diligence Period, approach banks regarding Project Financing for such Project and use good faith efforts to obtain a Project Financing Indication.

(c)Prior to the end of the Diligence Period in respect to such Project, Investor shall deliver to Developer:

(i)If, in Investor’s reasonable opinion, such Project meets the Investment Criteria and Investor intends to invest in such Project, (A) a notice approving such Project in substantially the form of Exhibit C (an “Approval Notice”), and (B) an updated draft of the Purchase Agreement;

(ii)If, in Investor’s reasonable opinion, such Project meets the Investment Criteria and Investor does not intend to invest in such Project, a notice rejecting such Project in substantially the form of Exhibit D (a “Rejection Notice”) (any Preliminary Notice containing a preliminary indication of rejection for an Eligible Project shall be deemed a Rejection Notice);

(iii)If, in Investor’s reasonable opinion, such Project does not meet the Investment Criteria and Investor does not intend to invest in such Project, a notice rejecting such Project for reason of non-compliance and identifying the Investment Criteria such Project does not meet in substantially the form of Exhibit E (a “Non-Compliance Notice”) (any Preliminary Notice containing a preliminary indication of rejection for a Project that does not meet the Investment Criteria shall be deemed a Non-Compliance Notice); provided, that if Developer disagrees with Investor’s opinion, and it is subsequently determined pursuant to Section 8.1 or otherwise by the Parties that such Project meets the Investment Criteria, then such Project shall be deemed a Project for which Investor has delivered to Developer a Rejection Notice; provided, further, that Developer may deliver a new FID Notice to Investor requesting approval of such Project after Developer uses reasonable efforts to cure all of such Project’s non-compliance with the Investment Criteria, and such notice shall again become subject to the terms set forth in this Article III and the status of such Project shall be determined by the new Investor Notice that Developer will receive from Investor; or

(iv)If, in Investor’s reasonable opinion, such Project does not meet the Investment Criteria but Investor nonetheless intends to invest in such Project, (A) a notice of such Project’s ineligibility in substantially the form of Exhibit F (a “Non-Conforming

Project Approval Notice”) identifying the Investment Criteria such Project does not meet, and (B) an updated draft of the Purchase Agreement.

(d)Any Project for which Investor delivers to Developer either an Approval Notice or a Non-Conforming Project Approval Notice shall become an “Approved Project” upon delivery of such notice.  Notwithstanding anything herein or in the SAFE to the contrary, no Project in which Investor invests prior to FID (and receipt of an FID Notice) in order to reach FID and not completion, shall, by virtue of such pre-FID investment, constitute an Approved Project under the SAFE (but any Project in which Investor invests pursuant to an Approval Notice or a Non-Conforming Project Approval Notice after receipt of an FID Notice, regardless of whether Investor has invested pre-FID, shall constitute an Approved Project under the SAFE).

(e)Any Eligible Project for which Investor fails to deliver to Developer an Investor Notice prior to the end of the Diligence Period shall be deemed a Project for which Investor has delivered to Developer a Rejection Notice.

(f)Notwithstanding anything herein to the contrary, Investor shall not have any obligation to purchase any Project.  Investor’s obligation to purchase a Project shall only exist if Investor executed a Purchase Agreement for such Project, and then the terms of the Purchase Agreement shall govern such obligation.

(g)Notwithstanding anything herein to the contrary, Developer may, at any time present a Project to Investor and request an expression of interest with respect thereto without having delivered a FID Notice regarding such Project to Investor.  In such case, Investor shall, within [***] of the request from Developer, in good faith determine, based on information available to it at such time, and notify Developer, whether such Project may be a Project in which Investor is interested in investing.  If Investor does not deliver a response indicating that it may be interested in investing in such Project within such [***] period, it shall be deemed to have delivered written notice that it does not intend to ever invest in such Project,  Nothing in this Section 3.4(g) shall modify any other obligations of the Parties under this Agreement with respect to a Project unless Investor, at any time and in its sole discretion, provides (or is deemed to have provided) written notice of its intention not to ever invest in such Project.

Section 3.5Purchase Agreement.

(a)Upon determination of an Approved Project, the Parties shall use commercially reasonable efforts to execute a Purchase Agreement for such Project as promptly as practicable.  As of the time that such Project is presented to Investor for approval, Developer shall have executed the O&M Agreement, the Construction Management Agreement and the IP License Agreement for such Project, or have such agreements ready to be executed.  The Parties acknowledge that execution of such agreements is a condition to Investor’s obligation to consummate the Acquisition of such Project.

(b)The aggregate consideration payable by Investor to Developer for an Approved Project (the “Purchase Price”) shall be an amount equal to [***].

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1General Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)It is a duly organized, validly existing entity of the type described in the Preamble to this Agreement and is in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not formed in that jurisdiction).  It has all requisite power and authority to enter into and to perform its obligations under this Agreement and has obtained (to the extent applicable Law permits the obtaining of same at this point in time) all consents, approvals, permits and other authorizations from applicable Governmental Authorities necessary for it to enter into and to perform its obligations under this Agreement.

(b)Its execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on its part and, if necessary, on the part of its equity owners and do not and will not (i) violate any applicable Law, or (ii) violate its organizational documents.

(c)This Agreement, when executed by such Party, shall constitute a valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (whether considered in a suit at law or in equity).

(d)There is no litigation pending or, to the best of its knowledge, threatened which it or any of its Affiliates is a party that could reasonably be expected to have a material adverse effect on its financial condition, prospects or business or its ability to perform its obligations under this Agreement.

(e)The execution, delivery, and performance of this Agreement will not conflict with, violate or breach the terms of any agreement to which it is a party or any agreement to which its properties are subject.

(f)It and its Affiliates and each of their respective members, managers, and officers are and have at all times been in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and any other applicable anti-corruption or anti-bribery Laws.

(g)None of such Party and its Affiliates and each of their respective members, managers, and officers (i) has violated or is in violation of any Sanctions or Anti-Money Laundering Laws, or (ii) is targeted by any Sanctions or has engaged in any dealings with or for the benefit of any Persons targeted by Sanctions.  There are no pending nor, to the knowledge of such Party, threatened, actions involving such Party and its Affiliates and each of their respective members, managers, and officers with respect to any Sanctions or Anti-Money Laundering Laws.

ARTICLE V

CERTAIN COVENANTS

Section 5.1Investor Access to Funding.  Throughout the Term, Investor shall have access to (which may be through its Affiliates) at least $500,000,000 for Equity Funding of new Eligible Projects (which amount shall not be reduced to reflect investments in Projects).

Section 5.2Financing Support.  Prior to the Acquisition of any Approved Project, Developer agrees to, and to cause its Affiliates to, use commercially reasonably efforts to reasonably cooperate with Investor and its Affiliates’ direct and indirect investors, lenders, prospective investors, prospective lenders, and other Persons providing Project Financing in respect of or relating to such Project or any Material Project Document therefor.2

ARTICLE VI

PERFORMANCE INCENTIVE PAYMENTS

Section 6.1Performance Incentive Payments.  The Parties agree that the applicable Purchase Agreement for each Project acquired by Investor or its Affiliate designee shall include distributions of free cash flow of the applicable Project Company substantially in accordance with the terms set forth in Appendix D (with adjustments that maintain substantially the same economic terms for the Parties in the event that Brookfield owns less than 100% of a Project).

ARTICLE VII

TERM

Section 7.1Initial Term.  Unless earlier terminated in accordance with this Article VII, the term of this Agreement shall commence on the Effective Date and shall continue in effect until 5:00 p.m. New York City time on the fifth (5th) anniversary of the Effective Date (the “Initial Term”).

Section 7.2Renewal Term.  If, prior to the expiration of the Initial Term or any subsequent renewal pursuant to this Section 7.2, the Parties agree to extend the then-current term of this Agreement, then all provisions herein (other than Section 2.1, the effectiveness of which shall not be extended) shall remain in full force and effect until the termination of the extended term (a “Renewal Term,” and together with the Initial Term, the “Term”).

[2]

NTD:  Support Obligations to be discussed.  Brookfield is seeking customary financing support, mostly relating to information and potentially lender discussions with Lanzatech.  Also, if LanzaTech is the counterparty to an agreement, we would expect that agreement to also include financing cooperation provisions, and for the financing cooperation to include affording lenders with customary contractual protections through a consent to collateral assignment (e.g., notices, cure rights, etc.).

Section 7.3Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Article IX (Confidentiality) shall survive the expiration or earlier termination of this Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1Disputes.

(a)In the event of any action, dispute or controversy arising out of or relating to this Agreement (each, a “Dispute”), the Parties shall promptly seek to resolve any such Dispute through negotiations between senior officers or other authorized representatives of the Parties, or their respective Affiliates, in each case, with authority to settle such Dispute.  Within [***] after receipt of a written notice of a Dispute, the non-claiming Party shall submit to the claiming Party a written response.  Both the notice and response shall include (i) a statement of the Party’s position and a summary of the evidence and arguments supporting such position; and (ii) the name, title, fax number and telephone number of the senior officer or authorized representative who shall represent such Party in such negotiations.  The senior officers or other authorized representatives shall meet at a mutually agreed time within [***] after the date such response is delivered and thereafter as often as they deem reasonably necessary to exchange relevant information and attempt to resolve the Dispute.  Such meetings may be conducted in-person (at a mutually agreed place) or via telephonic conference.

(b)If, for any reason, the Dispute has not been resolved within [***] after the date of the initial response given to a notice of Dispute pursuant to Section 10.1, or such additional time, if any, as mutually agreed by the Parties in writing, the claiming Party may pursue such remedies as are available to it at law or in equity.  Notwithstanding the foregoing, nothing in this Section 8.1 shall prevent a Party from pursuing immediate injunctive relief to maintain the status quo or prevent irreparable harm with respect to any Dispute.

Section 8.2Continued Performance.  During the continuation of any Dispute arising under this Agreement, so long as the dispute resolution procedure for resolution of such Dispute is continued by the Parties in good faith, the Parties shall continue to perform their respective obligations under this Agreement, including, without limitation, prompt and timely payment of all amounts due hereunder other than specific payments or portions thereof subject to the Dispute, until a final non-appealable resolution is reached.

Section 8.3Injunctive Relief.  The Parties agree that any violation or breach of this Agreement may result in irreparable and immediate injury to a Party or its Affiliates for which the payment of money damages would not be an adequate remedy.  In addition to any relief or remedy at law or in equity which may be available to a Party or its Affiliates for such a violation or breach, and regardless of any other provision contained in this Agreement, such Party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this Agreement, and that no proof of special damages shall be necessary for the enforcement of this Agreement.  Each Party agrees, for itself and its Affiliates, that the Party seeking relief shall not be required to post any bond.

Section 8.4LIMITATION ON DAMAGES.  Notwithstanding anything herein to the contrary but without limiting Section 8.3, Developer’s aggregate liability hereunder for breaches of this Agreement shall in no event exceed [***].

ARTICLE IX

CONFIDENTIALITY

Section 9.1Confidentiality.

(a)Each Party agrees to keep the Confidential Information confidential and not to disclose the Confidential Information to any Person other than (i) its Affiliates and direct or indirect investors who have a bona fide need to know such information (who have been informed of the confidential nature of such information and who are subject to and bound by similar obligations of confidentiality and restricted use), (ii) its and its Affiliates’ Representatives (who have been informed of the confidential nature of such information and who are subject to and bound by similar obligations of confidentiality and restricted use and who have a bona fide need to know such information), and (iii) such other Persons as such disclosing Party agrees in writing may receive the Confidential Information.  Each Party agrees to exercise and to direct its Affiliates, and its and its Affiliates’ Representatives to exercise the same degree of care to maintain the confidentiality of the other Party’s Confidential Information as such Party would accord to its own Confidential Information.

(b)With respect to Confidential Information that each Party identifies in writing as constituting highly sensitive Trade Secrets of such Party (“Highly Sensitive Trade Secrets”), the Parties shall endeavor to agree to additional precautions, to the extent necessary, to preserve such Trade Secrets.

(c)Each Party agrees to be liable for the compliance with this Section 9.1 of its Affiliates, and its and its Affiliates’ respective Representatives as if its Affiliates and its and its Affiliates’ respective Representatives were directly bound by the non-disclosure obligations and other provisions of this Section 9.1.

(d)The Parties agree that this Article IX is intended to and does supersede and replace the obligations of the Parties under the Mutual Confidentiality Agreement, which shall no longer have any further force or effect.

Section 9.2Use of Information.  Notwithstanding anything in Section 9.1 above, each of Investor and Developer acknowledges that Confidential Information (other than Highly Sensitive Trade Secrets, if subject to different disclosure procedures in accordance with Section 9.1(b) following agreement thereon) regarding a Project may be disclosed to the extent required:

(a)in connection with discussions regarding any direct or indirect investment in a Party;

(b)to any banks, other lenders or investors, or any rating agencies or consultants, for purposes of or in connection with obtaining (or discussing the potential to obtain)

Project Financing or other debt or equity financing for Investor or any of its Affiliates to invest in Projects;

(c)to any actual or prospective party to any Material Project Document;

(d)by any Governmental Authority of competent jurisdiction;

(e)by applicable Law or by any subpoena or similar legal process; or

(f)in connection with the exercise of any remedies under this Agreement or any Material Project Documents or any suit, action or proceeding relating to this Agreement or any Material Project Documents or the enforcement of rights hereunder or thereunder;

in each case to the extent the recipient has been informed of the confidential nature of such Confidential Information and is subject to and bound by similar obligations of confidentiality and restricted use.

Section 9.3Public Announcements.  Except as required by any applicable Law or the rules or regulations of any recognized national securities exchange, during the Term, neither Party shall make, nor shall permit its Affiliates to make, any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed, it being understood that the Parties intend to publicly announce achievement of $500,000,000 in Equity Funding pursuant hereto).  If either Party or any of its Affiliates is required to make such an announcement pursuant to any applicable Law or the rules or regulations of any recognized national securities exchange, it shall, to the fullest extent possible in light of such requirements, provide the other Party reasonable advance notice of the announcement, filing or notification and a copy of the same, and shall consider in good faith comments from the other Party regarding the announcement, filing or notification.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1Notices.

(a)Method of Delivery.  All notices and other communications (each, a “Notice”) required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail in PDF format (so long as such Party has made available an electronic mail address below), if sent before 5:00 p.m. in the time zone of the recipient, if not, then on the next Business Day, with a copy sent by first class mail (return receipt requested, postage prepaid), (c) five Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) two Business Days after deposit with an internationally recognized overnight courier, specifying the soonest possible day of delivery, with written verification of receipt.  All such notices and other communications shall be sent in accordance with the contact information provided for such recipient below.  Either Party may change the address to which notice is to be given to such Party by giving a notice to each other Party in writing stating that such newly designated address shall be such Party’s address for purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

2.	If to Developer:

[***]
	Attn:	[***]
	Phone:	[***]
	Email:	[***]
2.	If to Investor:

[***]
	Attn:	[***]
	Phone:	[***]
	Email:	[***]

Section 10.2Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  This Agreement may not be assigned by either Party without the prior written consent of the other Party and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 10.3Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.4Third-Party Beneficiaries.  This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing herein, expressed or implied, shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

Section 10.5Other Activities.  No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete.  This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 10.6Further Assurances.  Each Party shall use commercially reasonable efforts to take all additional actions and shall execute all other and further instruments and documents as are necessary or appropriate to give full effect to the provisions of this Agreement.

Section 10.7Governing Law.  This Agreement, and any instrument or agreement required hereunder, shall be construed under, and all matters arising out of or in connection with this Agreement (whether in contract, tort or otherwise) shall be governed by, the laws of the State of New York.

Section 10.8WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9Consent to Jurisdiction.  Each of the Parties (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction of the federal and state courts situated in the State of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the federal and state courts situated in the State of New York, and (iv) consents to service of process being made through the notice procedures set forth in Section 10.1.  This consent to jurisdiction is being given solely for purposes of this Agreement, and it is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved.

Section 10.10Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 10.11Entire Agreement.  This Agreement sets forth the entire understanding and agreement of the Parties, and shall supersede any other agreements and understandings (written or oral) between or among any of the Parties on or prior to the Effective Date with respect to the matters contemplated in this Agreement.

Section 10.12Amendments to Agreement.  No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by each of the Parties.

Section 10.13Facsimile; Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LANZATECH, INC.

By:	/s/ Jennifer Holmgren
Name:	Jennifer Holmgren
Title:	CEO

BGTF LT AGGREGATOR LP
by
BGTF BERMUDA GP LIMITED, its general partner
By:	/s/ James Bodi
Name:	James Bodi
Title:	Director